EXHIBIT 99.1

News Release

BW Account Number: 1079001

For Immediate Release:   January 20,2004 3:30 P.M., EST
Contact:                 JAMES L. SANER, SR., PRESIDENT & CEO
                         MAINSOURCE FINANCIAL GROUP (812) 663-0157

                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
          Announces Earnings for the Fourth Quarter and Full Year 2003


o          Stock Price Up 34.1% in 2003
o          Full Year Net Income of $15.3 Million
o          Full Year Earnings Per Share Up 10.2%
o          Full Year ROE of 15.07%
o          Full Year ROA of 1.14%

Greensburg, Indiana (NASDAQ: MSFG) James L. Saner, Sr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited results for the fourth quarter and twelve months ended December 31, 2003. The Company reported fourth quarter earnings per share of $0.60, which represents a 9.1% increase over the $0.55 per share reported in the fourth quarter of 2002. During the fourth quarter of 2002, the Company adopted FAS 147, which eliminated the amortization of goodwill retroactive to January 1, 2002. The impact of FAS 147 resulted in a reversal of approximately $900,000 of goodwill amortization, on a pre-tax basis, and increased earnings per share in the fourth quarter of 2002 by approximately $0.06. If FAS 147 had been adopted on January 1, 2002, the Company's earnings per share in the fourth quarter of 2002 would have been $0.49. During the fourth quarter of 2003, the Company reversed $225,000 of loan loss provision. This reversal was a result of the Company's quarterly analysis of loan quality and the upgrade of several credits to a more favorable risk rating.

For the year ended December 31, 2003, the Company reported earnings per share of $2.16 compared to $1.96 for 2002, which represents a 10.2% increase. Net income for the year ended December 31, 2003 was $15,305,000, or 9.2% over the $14,011,000 of net income in 2002.

During 2003, the Company realized significant appreciation in its stock price. After accounting for the five percent stock dividend declared in December 2003, the Company's stock price rose 34.1% from a price of $22.87 at December 31, 2002 to $30.67 at December 31, 2003. For the full year 2003, the Company paid cash dividends of $0.686 per share, which was an increase of 9.6% over 2002. Including cash dividends, shareholders received a total return of 37.1% in 2003.

Mr. Saner stated, "MainSource Financial has finished the year on a great note. Our return on equity in excess of 15% and our continued double-digit growth in earnings per share year over year represents the consistency and predictability our Company provides to the investor. 2003 represented the fourth consecutive year that the Company has achieved double digit increases in earnings per share. Over the last four years, earnings per share have increased at a compounded annual rate of 17.3% and over the last five years the growth has been 14.7%."

Mr. Saner added, "Our primary goal is to reward shareholders while providing top quality service to our customers. Our strategic plan for 2004 calls for a continued emphasis on developing and enhancing customer relationships. With the implementation of our strategic plan and the Company's vigorous efforts to improve its non-performing assets, I feel confident that we have positioned the Company well for 2004 to build upon its record of success."

4TH QUARTER RESULTS

NET INTEREST INCOME
Net interest income was $11.5 million for the fourth quarter of 2003, which represents an increase of 3.3% versus the fourth quarter of 2002. The increase was due primarily to the acquisition of First Community in June 2003. Net interest margin, on a fully-taxable equivalent basis, was 3.64% for the fourth quarter of 2003 versus 3.90% for the fourth quarter of 2002. As interest rates remained low, the Company's yield on earnings assets declined by approximately 70 basis points. The Company's cost of funds also decreased, but to a lesser extent. Net interest margin was 3.61% for the third quarter of 2003, increasing to 3.64% in the fourth quarter. Management believes that not only has the net interest margin stabilized but is poised to improve in 2004.

NON-INTEREST INCOME
The Company's non-interest income increased to $4.7 million for the fourth quarter of 2003 compared to $4.1 million for the same period in 2002, an increase of 14.3%. In addition to the acquisition of First Community, the increase of $0.6 million was due to an increase in annuity income, gains on sales of OREO, and income from bank-owned life insurance. Offsetting the increases in these areas was a decrease in mortgage banking activity as mortgage rates rose slightly during the fourth quarter of 2003.

NON-INTEREST EXPENSE
Excluding goodwill amortization, non-interest expense for the fourth quarter of 2003 was $9.9 million compared to $8.9 million in 2002, an increase of 12.1%. This increase was primarily due to the acquisition of First Community.


FULL YEAR RESULTS

ROE AND ROA
Key measures of the financial performance of the Company are return on average shareholders' equity and return on average assets. Return on average shareholders' equity was 15.07% for 2003 compared to 14.90% in 2002. Return on average assets was 1.14% for 2003 compared to 1.16% for 2002.

NET INTEREST INCOME
Net interest income was $44.2 million for 2003, which represents a decrease of 1.8% versus 2002. Net interest margin, on a fully-taxable equivalent basis, was 3.70% for 2003 compared to 4.16% for 2002.

NON-INTEREST INCOME
Non-interest income was $19.4 million for 2003 compared to $14.4 million for 2002, an increase of 34.7%. The large increase in non-interest income occurred primarily in three areas: the acquisition of First Community, mortgage banking activity and gains on sales of investment securities. Mortgage banking income was $5.7 million in 2003 versus $4.8 million in 2002, an increase of 19.2%. Through active management of its investment security portfolio, the Company recognized net gains on sales of investment securities of $1.3 million in 2003 versus gains of $0.3 million in 2002.

NON-INTEREST EXPENSE
Non-interest expense for 2003 was $40.4 million and increased by 13.6% compared to 2002. This increase was due primarily to the acquisition of First Community and an $0.8 million charge related to the redemption of trust preferred securities in February 2003.

BALANCE SHEET
As of December 31, 2003 the Company had total assets of $1.4 billion compared to $1.3 billion at year-end 2002. Excluding the acquisition of First Community, the Company's loan portfolio remained relatively flat year over year as the increase in the commercial loan portfolio was primarily offset by the decrease in the Company's in-house mortgage loan portfolio. Organic growth in commercial loans equaled 6%. Despite the decline of in-house mortgage loans of approximately $23 million, the Company's serviced loan portfolio increased significantly. As of December 31, 2003, the Company serviced $498 million of residential real estate loans, a 26% increase over the $395 million of serviced loans at year-end 2002.

FIRST COMMUNITY ACQUISITION
In June 2003, the Company acquired First Community Bancshares for $24.2 million in cash. At that time, management projected the acquisition to be marginally accretive to earnings in 2003. After factoring in the financing costs related to the transaction, the acquisition contributed $0.04 to the Company's 2003 earnings per share.

ASSET QUALITY
Non-performing assets were $17.3 million as of December 31, 2003 compared to $10.9 million as of December 31, 2002 and represented 1.20% of total assets at December 31, 2003 versus 0.87% one year ago. Approximately $4.0 million of non-performing assets were obtained in the First Community acquisition. Management believes that these assets were adequately provided for in First Community's allowance for loan losses at the time of acquisition. Of the $17.3 million of non-performing assets at year-end 2003, approximately 52% are collateralized by residential real estate properties, which have historically resulted in low levels of charge-offs.

Net charge-offs for 2003 equaled 0.18% of average outstanding loans compared to 0.31% for 2002. As of December 31, 2003, the total percentage of loans 30 days or more past due was 2.58% compared to 2.26% as of December 31, 2002. The Company's allowance for loan losses as a percent of total outstanding loans was 1.35% at December 31, 2003, which is up from 1.29% at December 31, 2002.

                                           MAINSOURCE FINANCIAL GROUP
                                                   (unaudited)
                                  (Dollars in thousands except per share data)

Income Statement Summary                         Three months ended Dec. 31, Twelve months ended Dec. 31,
                                                 --------------------------- ----------------------------
                                                        2003        2002            2003       2002
                                                      --------    --------        --------   --------
Interest Income                                       $ 17,133    $ 17,519        $ 67,605   $ 72,303
Interest Expense                                         5,639       6,394          23,373     27,253
                                                      --------    --------        --------   --------
Net Interest Income                                     11,494      11,125          44,232     45,050
Provision for Loan Losses                                 (225)      1,070           1,325      2,995
Noninterest Income:
      Insurance commissions                                538         514           2,400      2,156
      Mortgage banking                                     851       1,881           5,671      4,757
      Service charges on deposit accounts                1,612       1,063           5,092      4,011
      Gain (loss) on sales of securities                    (1)        (21)          1,300        319
      Other                                              1,674         652           4,980      3,136
                                                      --------    --------        --------   --------
                Total Noninterest Income                 4,674       4,089          19,443     14,379
Noninterest Expense:
      Employee                                           5,369       4,898          22,421     20,381
      Occupancy                                            719         614           2,753      2,414
      Equipment                                            891         856           3,488      2,873
      Intangible amortization                              234        (520)            909        828
      Write-down of deferred debt acquisition costs          4         149             865        230
      Other                                              2,965       2,357          10,012      8,884
                                                      --------    --------        --------   --------
                Total Noninterest Expense               10,182       8,354          40,448     35,610
Earnings Before Income Taxes                             6,211       5,790          21,902     20,824
Provision for Income Taxes                               1,994       1,852           6,597      6,813
                                                      --------    --------        --------   --------
Net Income                                               4,217       3,938          15,305     14,011
                                                      ========    ========        ========   ========

                             Three months ended Dec. 31,  Twelve months ended Dec. 31,
                             ---------------------------  ----------------------------
Average Balance Sheet Data         2003        2002             2003         2002
                                ---------   ----------       ---------    ---------
Gross Loans                       846,850   $  766,534         800,580      764,618
Earning Assets                  1,284,988    1,160,360       1,223,642    1,115,194
Total Assets                    1,423,045    1,257,487       1,342,117    1,210,745
Noninterest Bearing Deposits      121,990       98,328         111,480       94,054
Interest Bearing Deposits       1,059,790      951,260       1,002,932      922,327
Shareholders' Equity              103,325       99,040         101,579       94,057

                             Three months ended Dec. 31,  Twelve months ended Dec. 31,
                             ---------------------------  ----------------------------
Per Share Data                     2003        2002             2003         2002
                                ---------   ----------       ---------    ---------
Diluted Earnings Per Share          $0.60        $0.55           $2.16        $1.96
Cash Dividends Per Share            0.171        0.163           0.686        0.626
Market Value - High                 31.76        23.76           31.76        23.76
Market Value - Low                  25.47        20.83           21.43        15.51
Average Outstanding Shares      7,065,719    7,133,035       7,084,408    7,146,391

                             Three months ended Dec. 31,  Twelve months ended Dec. 31,
                             ---------------------------  ----------------------------
Key Ratios                         2003        2002             2003         2002
                                ---------   ----------       ---------    ---------
Return on Average Assets            1.18%        1.24%           1.14%        1.16%
Return on Average Equity           16.19%       15.78%          15.07%       14.90%
Net Interest Margin                 3.64%        3.90%           3.70%        4.16%
Efficiency Ratio                   61.87%       53.95%          62.52%       58.80%
Net Charge-offs as a %
  of Average Loans                  0.20%        0.83%           0.18%        0.31%
Net Overhead to Average Assets      1.54%        1.35%           1.56%        1.73%

Balance Sheet Highlights
As of December 31                                        2003          2002
                                                      ----------    ----------

    Total Loans (Excluding Loans Held for Sale)       $  855,471    $  740,167
    Allowance for Loan Losses                             11,509         9,517
    Total Securities                                     425,542       351,143
    Goodwill and Intangible Assets                        41,828        25,713
    Total Assets                                       1,441,831     1,251,760
    Noninterest Bearing Deposits                         127,100       104,282
    Interest Bearing Deposits                          1,065,154       930,025
    Other Borrowings                                     131,759       102,589
    Shareholders' Equity                                 105,424        99,771

Other Balance Sheet Data
As of December 31                                        2003          2002
                                                      ----------    ----------
    Book Value Per Share                              $    14.92    $    13.99
    Loan Loss Reserve to Loans                              1.35%         1.29%
    Nonperforming Assets to Assets                          1.20%         0.87%
    Outstanding Shares                                 7,065,719     7,133,035

Asset Quality
As of December 31                                        2003          2002
                                                      ----------    ----------
    Loans Past Due 90 Days or More and Still Accruing        196           245
    Non-accrual Loans                                     14,626         7,695
    Other Real Estate Owned                                2,428         2,917
                                                      ----------    ----------
    Total Nonperforming Assets                            17,250        10,857

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (trading symbol: MSFG) and is a community-focused, multi-bank, financial services oriented holding company with assets of $1.4 billion. Through its four banking subsidiaries, First Community Bank and Trust, Bargersville, Indiana; MainSource Bank, Greensburg, Indiana; Regional Bank, New Albany, Indiana; and Capstone Bank, Watseka, Illinois, it operates 51 offices in 21 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.